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                                                                     Exhibit 2.1



             MEMORANDUM OF UNDERSTANDING REGARDING THE DISTRIBUTION

     THIS MEMORANDUM OF UNDERSTANDING (the "MOU") REGARDING THE DISTRIBUTION is made as of the ___ day of ________, ____, between First Union Real Estate Equity and Mortgage Investments, an Ohio business trust, ("First Union"), and Imperial Parking Corporation, a Delaware corporation ("Impark").

                                    RECITALS

     WHEREAS, First Union is the holder of approximately 2,100,000 shares of Common Stock, $.01 par value per share, of Impark ("Impark Common Stock"), comprising 100% of the issued and outstanding shares of Impark Common Stock; and

     WHEREAS, First Union has contributed certain assets to Impark and intends to make other arrangements to establish Impark as a separate enterprise for the purpose of providing parking and ancillary services; and

     WHEREAS, it is the intention of First Union to distribute all of the issued and outstanding shares of Impark Common Stock held by First Union to the shareholders of First Union as of the Distribution Record Date (the "Distribution"); and

     WHEREAS, First Union and Impark have determined that it is necessary and desirable to set forth the principal corporate transactions required to effect the Distribution and to set forth other agreements that will govern certain other matters following such Distribution.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements made herein, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     1.1 General. As used in this MOU and the Exhibits hereto, the following terms shall have the following meanings:

     Action: any action, claim, suit, litigation, arbitration, inquiry, subpoena, discovery request, proceeding or investigation by or before any court or grand jury, any governmental or other regulatory or administrative agency or commission or any arbitration tribunal.

     Affiliate: with respect to any specified person, a person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified person; provided, however, that First Union (and



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its subsidiaries) shall not be deemed to be Affiliates of Impark (and its subsidiaries), and vice versa, for purposes of this MOU.

     Agent: National City Bank, as the distribution agent appointed by First Union to distribute the shares of Impark Common Stock in connection with the Distribution.

     Ancillary Agreements: all of the agreements, instruments, understandings, assignments or other arrangements entered into in connection with the transactions contemplated hereby, including, without limitation, the Credit Agreement, the Debenture, the Guarantee, the Indemnity Agreement and the Mortgages.

     Credit Agreement: the Credit Agreement of even date herewith between First Union and Impark.

     Debenture: the Debenture given by Imperial Parking Limited to First Union pursuant to the Credit Agreement.

     Commission:  the Securities and Exchange Commission.

     Distribution:  as defined in the Recitals.

     Distribution Date: the date of effecting the Distribution, as determined by the First Union Board.

     Distribution Record Date: the date determined by the First Union Board as of which the holders of First Union Common Shares and their respective share holdings shall be determined for purposes of distributing Impark Common Stock to such First Union shareholders.

     Exchange Act:  the Securities Exchange Act of 1934, as amended.

     First Union Board:  the Board of Trustees of First Union.

     First Union Business: all of the businesses and operations conducted at any time, whether prior to, on or after the Distribution Date, by any member of the First Union Group, other than the Impark Business.

     First Union Common Shares: the Common Shares of beneficial interest, $.01 par value per share, of First Union.

     First Union Group: First Union, the First Union Subsidiaries, First Union Management, Inc. and all Subsidiaries of First Union Management, Inc.



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     First Union Indemnitees:  First Union, each Affiliate of First Union and each of their respective Representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

     First Union Subsidiaries: all Subsidiaries of First Union, other than Impark and the Impark Subsidiaries.

     Form 10: the Registration Statement on Form 10 filed by Impark with the Commission to effect the registration of the Impark Common Stock pursuant to the Exchange Act.

     Guarantee: the guarantee given by certain subsidiaries of Imperial Parking, to First Union pursuant to the Credit Agreement.

     Impark Assets: all of the assets owned by any member of the Impark Group immediately prior to the Distribution Date, excluding items to be retained by any member of the First Union Group pursuant to the Ancillary Agreements.

     Impark Board:  the Board of Directors of Impark.

     Impark Business: all of the businesses and operations conducted at any time, whether prior to, on or after the Distribution Date, by any member of the Impark Group.

     Impark Common Stock:  as defined in the Recitals.

     Impark Group:  Impark and the Impark Subsidiaries.

     Impark Indemnitees: Impark, each Affiliate of Impark and each of their respective Representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

     Impark Subsidiaries:  all Subsidiaries of Impark.

     Indemnifiable Losses: all losses, Liabilities, damages, claims, demands, judgments or settlements of any nature or kind, known or unknown, fixed, accrued, absolute or contingent, liquidated or unliquidated, including all reasonable costs and expenses (legal, accounting or otherwise as such costs are incurred) relating thereto, suffered (and not actually reimbursed by insurance proceeds) by an Indemnitee, including any reasonable costs or expenses of enforcing any indemnity hereunder.

     Indemnifying Party: a Person who or which is obligated under this MOU to provide indemnification.

     Indemnitee: a Person who or which may seek indemnification under this MOU.



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     Information Statement:  the Information Statement, constituting a part of the Form 10, in the form to be distributed to the holders of First Union Common Shares as of the Distribution Record Date in connection with the Distribution, and as it may be amended or supplemented subsequent to such dissemination.

     Liabilities: any and all debts, liabilities and obligations, absolute or contingent, mature or unmature, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising (unless otherwise specified in this MOU), including without limitation all costs and expenses relating thereto, and those debts, liabilities and obligations arising under any law, rule, regulation, Action, threatened Action, order or consent decree of any governmental entity or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking.

     Mortgages: the Mortgages granted by Imperial Parking Limited to First Union pursuant to the Debenture to secure the obligations under the Guarantee.

     Person: an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization or a government or any department or agency thereof.

     Representative: with respect to any Person, any of such Person's trustees, directors, officers, employees, agents, consultants, advisors, accountants, attorneys and representatives.

     Subsidiary: with respect to any specified Person, any corporation or other legal entity of which such Person or any of its Subsidiaries controls or owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of members to the board of directors or similar governing body; provided, however, that for purposes of this MOU, Impark and the Impark Subsidiaries shall not be deemed to be Subsidiaries of First Union or any of the First Union Subsidiaries.

     Third-Party Claim: any claim, suit, arbitration, injury, proceeding or investigation by or before any court, any governmental or other regulatory or administrative agency or commission or any arbitration tribunal asserted by a Person who or which is neither a party hereto nor an Affiliate of a party hereto.

                                   ARTICLE II

                        ACKNOWLEDGMENT OF MATERIAL FACTS

     2.1 Organization. First Union and Impark acknowledge that each is duly organized, validly existing and in good standing under the laws of the State of Ohio and the State of Delaware, respectively, with requisite trust or corporate power,



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respectively, to own their respective properties and assets and to carry on their respective businesses as presently conducted or contemplated. First Union is the owner of all of the issued and outstanding shares of Impark Common Stock.

                                   ARTICLE III

                               PRELIMINARY ACTION

     3.1 Cooperation Prior to the Distribution.

     (a) Ancillary Agreements. First Union and Impark shall use their respective reasonable efforts to cause, on or before the Distribution Date, the execution and delivery by First Union and Impark, or their respective Affiliates, of the Ancillary Agreements and any other agreements, instruments or other documents deemed necessary or desirable by the applicable parties to establish and govern their post-Distribution relationships.

     (b) Form 10. First Union and Impark have prepared, and Impark has filed with the Commission, the Form 10, which includes the Information Statement, setting forth appropriate disclosure concerning Impark, the Distribution and any other appropriate matters required to be stated therein. First Union and Impark shall use their respective reasonable efforts to cause the Form 10 to become effective under the Exchange Act, and thereafter First Union or its agent shall promptly mail the Information Statement to all of the appropriate holders of First Union Common Shares.

     (c) Listing. First Union and Impark shall prepare, and Impark shall file and pursue, an application to effect the listing of the Impark Common Stock on the American Stock Exchange as soon as practicable following the effectiveness of the Form 10.

     3.2 Consents. Each party hereto understands and agrees that no party hereto is, in this MOU or in any other agreement or document contemplated by this MOU or otherwise, representing or warranting in any way that the obtaining of any consents or approvals, the execution and delivery of any agreements or the making of any filings or applications contemplated by this MOU will satisfy the provisions of any or all applicable agreements or the requirements of any or all applicable laws or judgments except as expressly represented, warranted or covenanted herein or in the Ancillary Agreements. Notwithstanding the foregoing, the parties shall use their reasonable efforts to obtain all consents and approvals, to enter into all agreements and to make all filings and applications which may be required for the consummation of the transactions contemplated by this MOU, including, without limitation, all applicable regulatory filings or consents under federal or state laws and all necessary consents, approvals, agreements, filings and applications.



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                                   ARTICLE IV

                                THE DISTRIBUTION

     4.1 The Distribution.

     (a) Prior to the Distribution Date, First Union shall deliver to Impark the certificates for the approximately 2,100,000 shares of Impark Common Stock owned by First Union, and Impark shall cancel such certificates. In exchange therefor, and upon receipt from the Agent of a certificate as to the number of shares of First Union Common Shares outstanding as of the Distribution Record Date, Impark shall deliver to the Agent on the Distribution Date on behalf of First Union and for the benefit of the holders of record of First Union Common Shares as of the Distribution Record Date, an omnibus stock certificate representing in the aggregate 1 (one) share of Impark Common Stock for every 20 (twenty) shares of First Union Common Shares outstanding as of the Distribution Record Date. Effective as of 9:00 a.m., Cleveland Time, on the date of the delivery of such omnibus stock certificate to the Agent, ownership of the Impark Common Stock held by First Union shall pass to First Union's shareholders. First Union shall instruct the Agent to distribute, beginning on or promptly following the Distribution Date, to such holders of First Union Common Shares on the Distribution Record Date, certificates representing 1
(one) share of Impark Common Stock for every 20 (twenty) shares of First Union Common Shares outstanding as of the Distribution Record Date. Impark agrees to provide to the Agent sufficient certificates in such denominations as the Agent may request in order to effect the Distribution. All of the shares of Impark Common Stock issued in the Distribution shall be fully paid, nonassessable and free of preemptive rights. Holders of First Union Common Shares shall not be required to pay cash or other consideration for the Impark Common Stock received in the Distribution.

     (b) No fractional shares of Impark Common Stock will be received by First Union shareholders. Each holder of a fractional share will receive a cash payment in lieu of the fractional share. First Union will instruct the Agent to provide the funds necessary for these payments by aggregating and selling all fractional shares on behalf of the First Union shareholders, which funds shall be disbursed by the Agent to the applicable shareholders with the share certificates distributed pursuant to Section 4.1(a).

     4.2 First Union Board Action.

     (a) The First Union Board shall establish in its sole discretion and in accordance with all applicable rules of the American Stock Exchange, the Distribution Record Date, the Distribution Date, the date on which certificates representing Impark Common Stock shall be mailed to holders of First Union Common Shares and all appropriate procedures in connection with the Distribution.



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     (b) In its sole discretion for any reason, the First Union Board may rescind the declaration of the Distribution, and after the declaration and until the Distribution Date, the First Union Board may postpone, withdraw, cancel or abandon the Distribution for any reason and simultaneously terminate this MOU and the Ancillary Agreements.

                                    ARTICLE V

                    SURVIVAL, ASSUMPTION AND INDEMNIFICATION

     5.1 Survival of Agreements. All covenants and agreements of the parties hereto contained in this MOU shall survive the Distribution Date.

     5.2 Assumption and Indemnification.

     (a) Except as specifically otherwise provided in the Ancillary Agreements, First Union shall indemnify, defend and hold harmless the Impark Indemnitees from and against (1) all Indemnifiable Losses arising from or relating to the First Union Business, whether such Indemnifiable Losses relate to events, occurrences or circumstances occurring or existing, or whether such Indemnifiable Losses are asserted, before or after the Distribution Date; (2) all Indemnifiable Losses incurred by Impark as a consequence of any misstatement or omission of a material fact with respect to First Union based on information supplied by First Union in any documents or filings prepared for purposes of compliance or qualification under applicable securities laws in connection with the Distribution, and related transactions, including without limitation, the Information Statement and the Form 10; and (3) all Indemnifiable Losses arising from any breach of or failure to perform any obligation on the part of any member of First Union Group contained in this MOU or any of the Ancillary Agreements.

     (b) Except as specifically otherwise provided in the Ancillary Agreements, Impark shall indemnify, defend and hold harmless the First Union Indemnitees from and against (1) all Indemnifiable Losses arising from or relating to the Impark Business, whether such Indemnifiable Losses relate to events, occurrences or circumstances occurring or existing, or whether such Indemnifiable Losses are asserted, before or after the Distribution Date; (2) all Indemnifiable Losses incurred by First Union as a consequence of any misstatement or omission of a material fact with respect to Impark based on information supplied by Impark in any documents or filings prepared for purposes of compliance or qualification under applicable securities laws in connection with the Distribution and related transactions, including without limitation, the Information Statement and the Form 10; and (3) all Indemnifiable Losses arising from any breach of or failure to perform any obligation on the part of any member of the Impark Group contained in this MOU or any of the Ancillary Agreements.



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     (c) If any Indemnifiable Loss arises from or relates to both the First
Union Business and the Impark Business, First Union shall indemnify the Impark Indemnitees against any portion of such Indemnifiable Loss that pertains more directly to the First Union Business than to the Impark Business, and Impark shall indemnify the First Union Indemnitees against any portion of such Indemnifiable Loss that pertains more directly to the Impark Business than to the First Union Business, each as determined in good faith negotiations between the parties.

     (d) Notwithstanding anything to the contrary set forth herein, indemnification relating to any arrangements between any member of the First Union Group and any member of the Impark Group (or any unit of the Impark Business) for the provision after the Distribution of goods and services in the ordinary course shall be governed by the terms of such arrangements and not by this Section.

     5.3 Procedures for Indemnification for Third-Party Claims.

     (a) Impark shall, and shall cause the other Impark Indemnitees to, notify First Union in writing promptly after learning of any Third-Party Claim for which any Impark Indemnitee intends to seek indemnification from First Union under this MOU. First Union shall, and shall cause the other First Union Indemnitees to, notify Impark in writing promptly after learning of any Third-Party Claim for which any First Union Indemnitee intends to seek indemnification from Impark under this MOU. The failure of any Indemnitee to give such notice shall not relieve any Indemnifying Party of its obligations under this Article V except to the extent that such Indemnifying Party or its Affiliate is actually prejudiced by such failure to give notice. Such notice shall describe such Third-Party Claim in reasonable detail considering the information provided to the Indemnitee.

     (b) Except as otherwise provided in subsection (c) of this Section, an Indemnifying Party may, by notice to the Indemnitee and to Impark, if First Union is the Indemnifying Party, or to First Union, if Impark is the Indemnifying Party, at any time after receipt by such Indemnifying Party of such Indemnitee's notice of a Third-Party Claim, undertake (itself or through another member of its Group) the defense or settlement of such Third-Party Claim. If an Indemnifying Party undertakes the defense of any Third-Party Claim, such Indemnifying Party shall thereby admit its obligation to indemnify the Indemnitee against such Third-Party Claim, and such Indemnifying Party shall control the investigation and defense or settlement thereof, except that such Indemnifying Party shall not require any Indemnitee, without its prior written consent, to take or refrain from taking any action in connection with such Third-Party Claim, or make any public statement, which such Indemnitee reasonably considers to be against its interest, nor shall the Indemnifying Party, without the prior written consent of the Indemnitee and of Impark, if the Indemnitee is an Impark Indemnitee, or of First Union, if the Indemnitee is an First Union Indemnitee, consent to any settlement that



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does not include as a part thereof an unconditional release of the Indemnitees from liability with respect to such Third-Party Claim or that requires the Indemnitee or any of its Representatives or Affiliates to make any payment that is not fully indemnified under this MOU or to submit to any non-monetary remedy; and subject to the Indemnifying Party's control rights, as specified herein, the Indemnitees may participate in such investigation and defense, at their own expense.

     (c) With respect to any Third-Party Claim, if there is a material conflict of interest between the Indemnifying Party and the Indemnitees involved, neither the Indemnifying Party nor the Indemnitees shall be entitled to control the defense or settlement thereof. If an Indemnitee notifies an Indemnifying Party of a Third-Party Claim pursuant to this Article V, and the Indemnifying Party does not take control of the defense or settlement thereof, or prior to the time that it does so take control, neither the Indemnifying Party nor the Indemnitees shall be entitled to control the defense or settlement thereof. In any such event, the Indemnifying Parties and the Indemnitees involved shall each be entitled to conduct their own investigation and defense at their own expense in accordance with Section 5.3(d) below, but the parties shall cooperate to conduct such investigation and defense as efficiently as possible. No Indemnitee may compromise or settle any Third-Party Claim described in this subsection as to which indemnification from an Indemnifying Party has or will be sought under this MOU without the prior written consent of such Indemnifying Party.

     (d) Impark shall, and shall cause the other Impark Indemnitees to, and First Union shall, and shall cause the other First Union Indemnitees to, make available to each other, their counsel and other Representatives, all information and documents reasonably available to them which relate to any Third-Party Claim, and otherwise cooperate as may reasonably be required in connection with the investigation, defense and settlement thereof.

     5.4 Remedies Cumulative. The remedies provided in this Article V shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any other remedies against any Indemnifying Party. However, the procedures set forth in Section 5.3 shall be the exclusive procedures governing any indemnity action brought under this MOU or otherwise and relating to a Third-Party Claim, except as otherwise specifically provided in any of the Ancillary Agreements.

                                   ARTICLE VI

                              ADDITIONAL ASSURANCES

     6.1 Mutual Assurances. First Union and Impark agree to cooperate with respect to the implementation of this MOU and the Ancillary Agreements and to execute such further documents and instruments as may be necessary to confirm the



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transactions contemplated hereby.  Such cooperation may include joint meetings with corporate partners, suppliers, customers and others to assure the orderly transition of the business and assets contemplated hereby; provided, however, that nothing herein shall be deemed to obligate either First Union or Impark to take any action or reach any understandings which may violate any applicable laws.

                                  ARTICLE VII

                  CONDITIONS TO EFFECTIVENESS OF DISTRIBUTION

     The Distribution shall be subject to the implementation of the portions of this MOU which are contemplated to become effective prior to the Distribution and to the satisfaction or waiver of the following conditions:

     7.1 Board Approval. This MOU and the Ancillary Agreements (including exhibits and schedules) shall have been approved by the First Union Board and the Impark Board and shall have been executed and delivered by appropriate officers of First Union and Impark.

     7.2 Securities Laws Compliance. The transactions contemplated hereby shall be in compliance with applicable federal and state securities laws.

     7.3 Form 10 Effective. The Form 10 shall have become effective under the Exchange Act.

     7.4 Consents. First Union shall have received such consents, and shall have received executed copies of such agreements or amendments of agreements, as it shall deem necessary in connection with the completion of the transaction contemplated by this MOU.

     7.5 Other Instruments. All actions and other documents and instruments deemed necessary or advisable in connection with the transactions contemplated hereby shall have been taken or executed, as the case may be, in form and substance satisfactory to First Union and Impark.

     7.6 Legal Proceedings. No legal proceedings affecting or arising out of the transactions contemplated hereby or which could otherwise affect First Union or Impark in a materially adverse manner shall have been commenced or threatened against First Union, Impark or the directors or officers of either First Union or Impark.

     7.7 Material Changes. No material adverse change shall have occurred with respect to First Union or Impark, the securities markets or general economic or financial



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conditions which shall, in the reasonable judgment of First Union and Impark, make the transactions contemplated by this MOU inadvisable.


                                  ARTICLE VIII

                       ACCESS TO INFORMATION AND SERVICES

     8.1 Provision of Corporate Records. Upon Impark's request, First Union shall arrange as soon as practicable following the Distribution Date for the delivery to Impark of existing corporate records in the possession of First Union relating to the business and assets to be transferred to Impark, together with all active agreements and any active litigation files relating to the business, except to the extent such items are already in the possession of Impark. Such records shall be the property of Impark but shall be available to First Union for review and duplication until First Union shall notify Impark in writing that such records are no longer of use to First Union.

     8.2 Access to Information. From and after the Distribution Date, First Union shall afford to Impark and its authorized accountants, counsel and other designated representatives reasonable access (including using reasonable efforts to give access to persons or firms possessing information) and duplicating rights during normal business hours to all records, books, contracts, instruments, computer data and other data and information (collectively, "Information") within First Union's possession relating to the Impark Business, insofar as such access is reasonably required by Impark. Impark shall afford to First Union and its authorized accountants, counsel and other designated representatives reasonable access (including using reasonable efforts to give access to persons or firms possessing Information) and duplicating rights during normal business hours to Information within Impark's possession relating to the First Union Business as constituted after the Distribution, insofar as such access is reasonably required by First Union. Information may be requested under this Article VIII for, without limitation, audit, accounting, claims, litigation and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations and for performing the transactions contemplated in this MOU and the Ancillary Agreements.

     8.3 Production of Witnesses. At all times from and after the Distribution Date, each of First Union and Impark shall use reasonable efforts to make available to the other, upon written request, its officers, directors, employees and agents as witnesses to the extent that such persons may reasonably be required in connection with legal, administrative or other proceedings in which the requesting party may from time to time be involved.

     8.4 Reimbursement. Except to the extent otherwise contemplated by any Ancillary Agreement, a party providing Information to the other party under this Article VIII shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and



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other out-of-pocket expenses, as may be reasonably incurred in providing such
Information.

     8.5 Retention of Records. For a period of seven (7) years following the Distribution Date, each of First Union and Impark shall retain all Information relating to the other, except as otherwise required by law or set forth in an Ancillary Agreement or except to the extent that such Information is in the public domain or in the possession of the other party; provided, that, after the expiration of such retention period, such Information shall not be destroyed or otherwise disposed of at any time, unless, prior to such destruction or disposal, (i) the party proposing to destroy or otherwise dispose of such Information shall provide no less than ninety (90) days' prior written notice to the other, specifying in reasonable detail the Information proposed to be destroyed or disposed of and (ii) if a recipient of such notice shall request in writing prior to the scheduled date for such destruction or disposal that any of the Information proposed to be destroyed or disposed of be delivered to such requesting party, the party proposing the destruction or disposal shall promptly arrange for the delivery of such of the Information as was requested, at the expense of the party requesting such Information.

     8.6 Confidentiality. Subject to any contrary requirement of law and the right of each party to enforce its rights hereunder in any legal action, each party shall keep strictly confidential, and shall cause its employees and agents to keep strictly confidential, any Information of or concerning the other party which it or any of its agents or employees may acquire pursuant to, or in the course of performing its obligations under, any provisions of this MOU or any Ancillary Agreement; provided, however, that such obligation to maintain confidentiality shall not apply to Information which: (i) at the time of disclosure was in the public domain, not as a result of improper acts by the receiving party; (ii) was already independently in the possession of the receiving party at the time of disclosure; or (iii) is received by the receiving party from a third party who did not receive such Information from the disclosing party under an obligation of confidentiality.

                                   ARTICLE IX

                        NO REPRESENTATIONS OR WARRANTIES

     9.1 No Representations or Warranties. Impark acknowledges that, prior to the date of this MOU, it has had primary responsibility for the operation and management of the Impark Business and First Union acknowledges that, prior to the date of this MOU, it has had primary responsibility for the operation and management of the First Union Business. Impark understands and agrees that no member of the First Union Group is, in this MOU or in any other agreement or document, representing or warranting to Impark or any member of the Impark Group in any way as to the Impark



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Assets, the Impark Business or the Liabilities of the Impark Group, it being agreed and understood that Impark and each member of the Impark group shall bear the economic and legal risk that conveyances of the Impark Assets shall prove to be insufficient, that the title of any member of the Impark group to any Impark Assets shall be other than good and marketable and free from encumbrances or that results from the failure of Impark or any member of the Impark Group to obtain any consents or approvals relating to the Impark Business required in connection with the consummation of the transactions contemplated by this MOU.

                                    ARTICLE X

                                  MISCELLANEOUS

     10.1 Governing Law. This MOU shall be governed by the laws of the State of New York.

     10.2 Construction. Each provision of this MOU shall be interpreted in a manner to be effective and valid to the fullest extent permissible under applicable law. The invalidity or unenforceability of any particular provision of this MOU shall not affect the other provisions of this MOU which shall remain in full force and effect.

     10.3 Counterparts. This MOU may be executed in counterparts, all of which shall be considered one and the same agreement.

     10.4 Amendments; Waivers. This MOU may be amended or modified only in writing executed on behalf of First Union and Impark. No waiver shall operate to waive any further or future act and no failure to object of forbearance shall operate as a waiver.

     10.5 Notices. All notices, requests, demands and other communications under this MOU shall be in writing and shall be deemed to have been duly given
(i) on the date of service if served personally on the party to whom notice is given, (ii) on the day of transmission if sent via facsimile transmission to the facsimile number given below, provided telephonic confirmation of receipt is obtained promptly after completion of transmission, (iii) on the business day after delivery to an overnight courier service or the Express mail service maintained by the United States Postal Service, provided receipt of delivery has been confirmed, or (iv) on the fifth day after mailing, if mailed by registered or certified mail, postage prepaid, properly addressed and return-receipt requested, in all cases to the parties as follows:



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                     First Union Real Estate Equity and
                     Mortgage Investments
                     551 Fifth Avenue
                     New York, NY 10176-1499
                     Attention:  Chief Executive Officer
                     Telephone:   (212) 905-1100
                     Telecopier:  (212) 905-1102

                 or to:

                     Imperial Parking Corporation
                     601 West Corodova Street, Suite 300
                     Vancouver, BC Canada V6B1G1
                     Attention:  Chief Executive Officer
                     Telephone:   (604) 331-7206
                     Telecopier:  (604) 331-7172


     10.6 Successors and Assigns. This MOU and any of the rights, interests and obligations of each party hereunder shall not be assigned, in whole or in part, without the prior written consent of the other party, which consent shall not be unreasonably withheld, provided that either party may sell, assign, transfer, delegate or otherwise dispose of its rights and obligations hereunder in connection with its merger or consolidation or the sale of substantially all of its assets. This MOU shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns to the extent such assignments are in accordance with this Section 10.6.

     10.7 Interpretation. The Article and Section headings contained in this MOU are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this MOU. Whenever any words are used herein in the masculine gender, they shall be construed as though they were also used in the feminine gender in all cases where they would so apply.

     10.8 No Third-Party Beneficiaries. Except for the provisions of Sections
5.2 and 5.3 relating to Indemnitees, which are also for the benefit of the Indemnitees, this MOU is solely for the benefit of the parties hereto and their Subsidiaries and Affiliates and is not intended to confer upon any other Persons any rights or remedies hereunder.

     IN WITNESS WHEREOF, the parties have executed this MOU as of the date first written above.

                                    FIRST UNION REAL ESTATE EQUITY AND MORTGAGE
                                    INVESTMENTS

                                    By:____________________________________

                                    Name:__________________________________

                                    Title:_________________________________

                                    IMPERIAL PARKING CORPORATION

                                    By:____________________________________

                                    Name:__________________________________

                                    Title:_________________________________



















                                      -15-